As filed with the Securities and Exchange Commission on July 25, 2002
Registration No. 333-87038

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYPRESS BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2389839
(State or jurisdiction	(I.R.S. Employer
ofincorporationororganization)	IdentificationNo.)

4350 Executive Drive, Suite 325
San Diego, California 92121
(858) 452-2323
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Jay D. Kranzler
Chief Executive Officer, President and Secretary
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, California 92121
(858) 452-2323
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick T. Muto, Esq.
Denise L. Woolard, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
Tel: (858) 550-6000
Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

SUBJECT TO COMPLETION, DATED JULY 25, 2002

Cypress Bioscience, Inc.

6,871,467 Shares of Common Stock

4,325,301 Shares of Common Stock Issuable Upon Exercise of Warrants

We are registering 6,871,467 shares of our common stock and 4,325,301 shares of our common stock issuable upon exercise of warrants held by the selling stockholders for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on The Nasdaq SmallCap Market under the symbol CYPB. The closing sale price of our common stock, as reported on The Nasdaq SmallCap Market on July 23, 2002, was $1.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS, BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2002.

WHERE YOU CAN GET MORE INFORMATION

References in this prospectus to “we,” “us,” “our,” the “Company” and “Cypress” refer to Cypress Bioscience, Inc.

Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the Securities and Exchange Commission or the SEC.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at http://www.sec.gov.

The SEC allows us to incorporate by reference information that we file with them. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2001 which was filed with the SEC on April 1, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which was filed with the SEC on May 15, 2002;

•	Our Form 10-K/A for the year ended December 31, 2001 which was filed with the SEC on July 19, 2002; and

•	The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12 of the Exchange Act.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121
Attn: Investor Relations
(858) 452-2323

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plans, projects, continuing, ongoing, expects, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the absence of any approved products; our dependence on milnacipran, our only product candidate and its potential development, regulatory approval and market acceptance; our history of operating losses; our need for further financing; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process with respect to milnacipran and any of our future product candidates, if any; the volatility of the market price of our common stock; the actions of our competitors with respect to the treatment of Fibromyalgia Syndrome and Functional Somatic Syndrome; the validity, scope and enforceability of patents; potential product liability claims and availability and adequacy of insurance. These and other risks are detailed in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

COMPANY OVERVIEW

We are committed to be the innovator and commercial leader in providing products for the diagnosis and treatment of patients with Functional Somatic Syndromes, such as Fibromyalgia Syndrome, or FMS, and other related chronic pain and central nervous system disorders. Our goal is to be the first to market a product approved in the United Stated for the treatment of FMS, the focus of our first efforts in the area of Functional Somatic Syndromes. Our business strategy combines novel technology with clinical development of well-characterized drugs that we believe offer strong potential to help patients with Functional Somatic Syndromes.

We licensed our first clinical candidate for the treatment of FMS, milnacipran, in August of 2001 from Pierre Fabre Medicament, or Pierre Fabre, the pharmaceutical division of bioMerieux Pierre Fabre of Paris, France. We filed an initial new drug, or IND, application in December of 2001 and the 30 day waiting period required during which the Food and Drug Administration, or the FDA, may review the IND, expired in January 2002. We commenced a Phase II clinical trial in the first quarter of 2002 to evaluate milnacipran in the treatment of FMS. Assuming that we receive approval to market milnacipran, which we do not anticipate receiving for several years, if at all, we intend to seek a partner to manufacture and co-promote milnacipran to primary care physicians. In addition, we have in the past evaluated various possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives that we believe may enhance stockholder value. We expect to continue to do so in the future.

As of March 31, 2002, we had working capital of approximately $17.3 million and an accumulated deficit of approximately $99.4 million. Our future success depends on our ability to develop and market new products for the treatment of Functional Somatic Syndromes and other related chronic pain and central nervous system disorders.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

The following risk factors relate to our business and qualify the statements made in this prospectus about our business. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business.

Due to our change of business focus, we are at an early stage of development and we do not have and may never develop any commercial drugs or other products that generate revenues.

Fresenius is now responsible for all activities related to the PROSORBA column and is the holder of the United States Food and Drug Administration pre-market approvals and applications for the PROSORBA column. We are now focusing our expertise and resources on developing therapeutics for the diagnosis and treatment of Functional Somatic Syndromes, such as FMS and other related chronic pain and central nervous system disorders. In August 2001, we entered into a license agreement with Pierre Fabre whereby we received an exclusive license to develop and sell any product with the compound milnacipran as an active ingredient for the treatment of FMS and related chronic pain syndromes.

We are at an early stage of development as a biotechnology company and do not have any commercial products. With respect to our only product candidate, milnacipran, we recently began a Phase II clinical trial. In addition, we currently only have eleven full-time employees. Milnacipran, or any of our future product candidates, will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development and product acquisition efforts may not lead to commercial drugs, either because the product candidates fail to be safe and effective in clinical trials, or because we have inadequate financial or other resources to pursue clinical development of the product candidate. We do not expect to be able to market milnacipran for a number of years, if at all. If we are unable to develop any commercial drugs, or if such development is delayed, we will be unable to generate revenues, may be unsuccessful in raising additional capital, and may cease our operations.

Milnacipran has never been tested for the treatment of FMS, and may not be effective for treatment of such indications.

Milnacipran, our only product candidate has never been tested for the treatment of FMS. Although milnacipran is currently being sold by Pierre Fabre outside North America as an antidepressant, it has never been tested as a treatment for pain. We recently began a Phase II clinical trial of milnacipran for the treatment of FMS and these clinical trials may reveal that milnacipran is not a suitable product candidate for the treatment of FMS. If milnacipran does not prove to be a safe and effective treatment for FMS, our business would be materially harmed and our stock price would decline.

The FDA approval of milnacipran or any future product candidate is uncertain.

Milnacipran is in the early stages of development and even if our clinical trials are successful, we may not receive required regulatory clearance from the FDA, or any other regulatory body to commercially market and sell milnacipran. Although we recently began a Phase II clinical trial of milnacipran for the treatment of FMS, this trial may take longer than we anticipate or be terminated for a variety of reasons. The regulatory clearance process typically takes many years and is extremely expensive. Regulatory clearance is never guaranteed. If we fail to obtain regulatory clearance for milnacipran or future product candidates, we will be unable to market and sell any products and therefore may never be profitable.

As part of the regulatory clearance process, we must conduct, at our own expense, preclinical research and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product, the disease or condition that the product is in development for and regulations applicable to any particular product. The regulatory process typically also includes a review of the manufacturing process to ensure compliance with applicable standards. The FDA can delay, limit or not grant approval for many reasons, including:

•	A product candidate may not be safe or effective;

•	FDA officials may interpret data from preclinical testing and clinical trials in different ways than we interpret such data;

•	The FDA might not approve our manufacturing processes or facilities, or the processes or facilities of any future collaborators; and

•	The FDA may change its approval policies or adopt new regulations.

The FDA also may approve a product candidate for fewer indications than requested or may condition approval on the performance of post marketing studies for a product candidate. Even if we receive FDA and other regulatory approvals, milnacipran or any of our other future product candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw those product candidates from the market. In addition, any marketed product and its manufacturer continue to be subject to strict regulation after the approval. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market. The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons indicated above. Any delay or failure to receive approval for any of our potential products could materially harm our business, financial condition and results of operations.

We will rely on third parties to conduct all of our clinical trials.

We currently have only eleven full-time employees. We have in the past and expect to continue to rely on third parties to conduct all of our clinical trials. We are using the services of Scirex Corporation to conduct our clinical trials with respect to milnacipran. Because we do not conduct these trials, we must rely on the efforts of others and cannot always predict accurately the timing of such trials, the costs associated with such trials or the procedures to be followed for such trials. We do not anticipate increasing our personnel anytime in the future and therefore, expect to continue to rely on third parties to conduct all of our future clinical trials.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize our products.

        Although it will be many years, if at all, before we develop any product, we currently have a staff of eleven employees and have virtually no ability to directly sell, market or distribute any product we may develop. To directly market and distribute any product we may develop we must build a substantial marketing and sales force with appropriate technical expertise and supporting distribution capabilities. Alternatively, we may obtain the assistance of a pharmaceutical company or other entity with a large distribution system and a large direct sales force. We may not be able to establish sales, marketing and distribution capabilities of our own or enter into such arrangements with third parties in a timely manner or on acceptable terms. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

We will need additional capital.

We expect that we will spend substantial amounts on research, development and commercialization of milnacipran, including amounts spent for clinical supplies and conducting clinical trials and on any of our future product candidates and general operations. Although we raised approximately $17 million in a private placement of our securities in March 2002, we will need substantial additional capital to continue to execute our current business plan. We do not have committed external sources of funding and we expect that we will need to raise additional capital through the sale of equity and possible strategic transactions. The amount of capital will be dependent upon many factors, including some of those set forth in other sections of this registration statement. The actual costs of development of our products may exceed our expectations. In addition, it may not be possible to raise additional capital from any source. If we are unable to raise additional capital when we need it or on acceptable terms, we may have to significantly delay, scale back or discontinue the development of milnacipran or any of our future programs, clinical trials or other aspects of our operations. We may also have to seek corporate collaborators at an earlier stage than would be desirable to maximize the rights to future product candidates or relinquish or license rights to technologies or product candidates on terms that are less favorable to us than might otherwise be available. The inability to raise additional capital would materially harm our business and stock price.

We have a history of operating losses and we may never be profitable.

We have incurred substantial losses during our history. As of March 31, 2002, we had an accumulated deficit of approximately $99.4 million. Our ability to become profitable will depend upon our ability to develop, market and commercialize milnacipran with sufficient sales volumes to achieve profitability and our ability to develop, market and commercialize any other products. For the first quarter of 2002, we booked $6.4 million into revenue due to the restructuring of our agreement with Fresenius. This payment had previously been received by us and will not reoccur. We do not expect to be profitable in the foreseeable future and may never achieve profitability.

We may engage in strategic transactions that fail to enhance stockholder value.

From time to time we consider possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives with the goal of maximizing stockholder value. We will continue to evaluate other potential strategic transactions and alternatives that we believe may enhance stockholder value. We may never complete a strategic transaction and in the event that we do complete a strategic transaction, it may not be consummated on terms favorable to us. Further, although our goal is to maximize stockholder value, such transactions may impair stockholder value or otherwise adversely affect our business and the trading price of our stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

Our competitors may develop and market products that are less expensive, more effective or safer, which may diminish or eliminate the commercial success of any products we may commercialize.

The biotechnology market is highly competitive. Large pharmaceutical and biotechnology companies have developed or are attempting to develop, products that will compete with our products. It is possible that our competitors will develop and market products that are less expensive and more effective than our future products or that will render our products obsolete. It is also possible that our competitors will commercialize competing products before any of our products are marketed. We just recently began clinical trials with milnacipran in the first half of 2002. We expect that, especially in the treatment of Function Somatic Syndromes, competition from other biopharmaceutical companies, pharmaceutical companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

Our ability to compete may decrease or be eliminated if we are not able to protect our proprietary technology.

The composition of matter patent for milnacipran will expire in 2002. We recently filed a new patent application directed to certain methods using milnacipran and are working with Pierre Fabre to secure patent protection for certain formulations of milnacipran. However, we may not be able to secure any additional patent protection and expect we will need to rely on the Hatch-Waxman Act for an exclusivity period during which generic manufacturers would not be able to manufacture milnacipran; provided, however, that the current Hatch-Waxman Act may be amended at anytime and may not afford us any additional patent protection. The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against us could result in significant expense to us including diversion of the resources of management.

Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights competing with milnacipran or any processes. We cannot predict the breadth of claims that will be allowed and issued in patents related to biotechnology or pharmaceutical applications. Once patents have issued, we cannot predict how the claims will be construed or enforced. We may infringe on intellectual property rights of others without being aware of the infringement. If another party claims we are infringing their technology, we could have to defend an expensive and time consuming lawsuit, pay a large sum if we are found to be infringing, be prohibited from selling or licensing our products unless we obtain a license or redesign our product, which may not be possible.

We also rely on trade secrets and proprietary know-how to develop and maintain our competitive position. Some of our current or former employees, consultants or scientific advisors, or current or prospective corporate collaborators, may unintentionally or willfully disclose our confidential information to competitors or use our proprietary technology for their own benefit. Furthermore, enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop equivalent knowledge, methods and know-how or gain access to our proprietary information through some other means.

We may be subject to product liability claims that could cause us to incur liabilities beyond our insurance coverage.

The use of the PROSORBA column and, if developed and later cleared by the FDA, milnacipran, may result in adverse side effects to the end-users that could expose us to product liability claims. Although Fresenius has assumed all responsibilities associated with the PROSORBA column, including maintaining insurance, we may still be named in any lawsuit. In addition, we cannot predict all possible harm or side effects that may result from treatment of patients with our products. We may not have sufficient resources to pay any liability resulting from such a claim beyond our insurance coverage.

We may lose our net operating loss carryforwards, which could prevent us from offsetting future taxable income.

Sales of our common stock in September 1991 and October 1997 and March 2002 caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow us to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based upon the limitations of Section 382, we may be allowed to use no more than a prescribed amount of such losses each year to reduce taxable income, if any. To the extent not used by us, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. Approximately $4.7 million in net operating losses expired in 2001 and will continue to expire in 2002. As a result of the sale of common stock, ownership changes occurred in 1991, 1997 and 2002, utilization of net operating loss carryforwards will be limited to a prescribed amount in each successive years.

Issuance of shares in connection with financing transactions, including collaborations or under stock option plans and outstanding warrants, may be dilutive.

If in the future, we raise additional funds by issuing stock or warrants to purchase our stock, further dilution to you may result. Future investors may receive rights that are superior or favorable to your rights. We may also issue stock in connection with corporate collaborations and that will cause dilution to your ownership. We maintain stock option plans under which employees, directors and consultants may acquire shares of our common stock through the exercise of stock options and other purchase rights. We also have warrants to purchase our common stock that are outstanding. You will incur dilution upon exercise of our outstanding options and warrants.

Our stock price will likely be volatile.

The market prices of technology companies, particularly biotechnology companies, have been highly volatile and our stock price has been volatile. Our stock price has been and may continue to be affected by this type of market volatility, as well as by our own performance. The following factors, among other risk factors, may have a significant effect on the market price of our common stock:

•	The development of milnacipran;

•	Developments in our relationship with Fresenius or any future corporate collaborators;

•	Announcements of technological innovations or new products by us or our competitors;

•	Developments in patent or other proprietary rights;

•	Fluctuations in our operating results;

•	Litigation initiated by or against us;

•	Developments in domestic and international governmental policy or regulation; and

•	Economic and other external factors or other disaster or crisis.

The concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

As of June 30, 2002, our executive officers, directors and stockholders who hold at least 5% of our stock control approximately 47.09% of our outstanding common stock. If these officers, directors and principal stockholders act together, they will be able to influence significantly and possibly control matters requiring approval by our stockholders, including a financing in which we sell more than 20% of our voting stock at a discount to the market price, the removal of our directors, the election of the members of our board of directors, approvals of amendments to our certificate of incorporation or bylaws, mergers, a sale of all or substantially all of our assets, going private transactions and other fundamental transactions. This concentration of ownership could also depress our stock price.

The Trading Volume Of Our Stock Is Low And Therefore, It May Be Difficult For You To Sell Any Shares That You May Purchase.

We only have 13,181,887 shares of common stock outstanding and our average monthly trading volume in the six months prior to June 30, 2002 was 324,844. Therefore, it may be difficult for you to sell all your shares in one block or to make any sales in the time frame in which you desire.

SELLING STOCKHOLDERS

On March 27, 2002, pursuant to a purchase agreement dated February 19, 2002, we sold 6,871,467 shares of our common stock and warrants to purchase 3,435,726 shares of our common stock at a purchase price of $2.47 per share in a private placement transaction. In addition, we issued warrants to purchase an aggregate of 889,575 shares of our common stock to placement agents for services rendered in connection with the private placement. The warrants issued to the purchasers in the private placement are exercisable at any time in whole or in part until March 27, 2007 at an exercise price of $3.09 per share. The exercise price and the number of warrant shares of the warrant holders are subject to adjustment upon the subdivision, split or combination of shares of our common stock and the issuance of dividends in the form of common stock.

The shares of our common stock issued upon exercise of the warrants are sometimes referred to as the warrant shares. The shares and warrant shares are being registered to permit public secondary trading of the shares and warrant shares, and the selling stockholders may offer or sell the shares or warrant shares from time to time in the manner contemplated under the “Plan of Distribution.” The following table sets forth:

•	the name of the selling stockholders;

•	market prices at the time of sale;

•
the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•
the number and percent of shares of our common stock issuable upon exercise of our warrants, referred to below as warrant shares, that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus;

•	the number of warrant shares that may be offered for resale for the account of the selling stockholders pursuant to this prospectus;

•
the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders); and

•	the number and percent of warrant shares to be held by the selling stockholders after the offering of the resale warrant shares (assuming all the resale shares are sold by the selling stockholder).

This information is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term selling stockholders includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 13,181,887 shares of our common stock issued and outstanding as of June 30, 2002.

	Shares Beneficially Owned Prior to Offering		Warrant Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Warrant Shares Being Offered	Shares Beneficially Owned After Offering(1)		Warrant Shares Owned After Offering(1)
Selling Stockholders	Number	Percent	Number	Percent			Number	Percent	Number	Percent
Aita, Vincent	0	*	5,000	*	0	5,000	0	*	0	*
Asante Partners LLC	0	*	202,429	1.53%	0	202,429	0	*	0	*
Berg, Mark IRA	150,000	1.13%	75,000	*	150,000	75,000	0	*	0	*
Bernstein, Benjamin	0	*	5,000	*	0	5,000	0	*	0	*
Bershad, David J.	20,242	*	10,121	*	20,242	10,121	0	*	0	*
Bottkol, Joan	0	*	3,000	*	0	3,000	0	*	0	*
Broy, Anthony	25,000	*	12,500	*	25,000	12,500	0	*	0	*
Caduceus Capital II, L.P.	245,000	1.85%	122,500	*	245,000	122,500	0	*	0	*
Chaifetz, Don	50,000	*	25,000	*	50,000	25,000	0	*	0	*
Clearwater Fund I, LP	303,643	2.30%	151,821	1.15%	303,643	151,821	0	*	0	*

(1)	Assumes the sale of all shares offered hereby.

	Shares Beneficially Owned Prior to Offering		Warrant Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number Of Warrant Shares Being Offered	Shares Beneficially Owned After Offering(1)		Warrant Shares Owned After Offering(1)
Selling Stockholders	Number	Percent	Number	Percent			Number	Percent	Number	Percent
Clearwater Offshore Fund, Ltd	303,643	2.30%	151,821	1.15%	303,643	151,821	0	*	0	*
Eugenia VI Venture Holdings, Ltd	340,500	2.58%	170,250	1.29%	340,500	170,250	0	*	0	*
Expedition Capital, LLC	100,000	*	50,000	*	100,000	50,000	0	*	0	*
Evolution Capital, Inc.	0	*	171,787	1.30%	0	171,787	0	*	0	*
Florin, Marc E.	40,485	*	20,242	*	40,485	20,242	0	*	0	*
Fried, Albert Jr.	166,636	1.26%	80,971	*	161,943	80,971	4,693	*	0	*
Gittis, Howard	40,485	*	20,242	*	40,485	20,242	0	*	0	*
Guttenplan, Elena	0	*	5,000	*	0	5,000	0	*	0	*
Heye, Hans F.(2)	809,715	6.14%	404,856	3.07%	202,429	101,214	0	*	0	*
Jaroslawicz, David	103,214	*	50,607	*	101,214	50,607	2,000	*	0	*
Katzmann, Scott A.	50,000	*	100,098	*	50,000	100,098	0	*	0	*
Katzwer, Norman	0	*	3,436	*	0	3,436	0	*	0	*
Kazam, Bonnie	20,000	*	10,000	*	20,000	10,000	0	*	0	*
Kazam, Joshua	0	*	500	*	0	500	0	*	0	*
Kessel, Daniel	58,350	*	25,000	*	50,000	25,000	8,350	*	0	*
Kessel, Lawrence J. and Shirley(3)	89,190	*	25,000	*	50,000	25,000	39,190	*	0	*
Keys Foundation	202,429	1.53%	101,214	*	202,429	101,214	0	*	0	*
Klagsbrun, Samuel C.	20,242	*	10,121	*	20,242	10,121	0	*	0	*
Knox, John	0	*	3,000	*	0	3,000	0	*	0	*
Kranzler Living Trust, The(4)	642,776	4.87%	20,242	*	40,485	20,242	602,291	4.56%	0	*
Lenchner, Gregory and Donna	10,000	*	5,000	*	10,000	5,000	0	*	0	*
Lobell, Jay	125,000	*	37,500	*	75,000	37,500	50,000	*	0	*
Mashaal, Michael	0	*	5,000	*	0	5,000	0	*	0	*
McInerney, Timothy	50,000	*	100,098	*	50,000	100,098	0	*	0	*
MDK Foundation, Inc	20,080	*	10,040	*	20,080	10,040	0	*	0	*
Med-Tec Investors LLC	15,000	*	7,500	*	15,000	7,500	0	*	0	*
Molinsky, Maria	40,485	*	20,242	*	40,485	20,242	0	*	0	*
Moorin, Jay	100,000	*	50,000	*	100,000	50,000	0	*	0	*
Off Sands Point(5)	160,000	1.21%	80,000	*	72,000	36,000	0	*	0	*
Oliveira, Steven M.	145,500	1.10%	60,500	*	121,000	60,500	24,500	*	0	*

(2)
Includes 303,643 shares of our common stock and warrants to purchase 151,821 shares of our common stock held by Clearwater Fund I L.P. (“Clearwater Fund”), and 303,643 shares of our common stock and warrants to purchase 151,821 shares of our common stock held by Clearwater Offshore Fund Ltd. (“Clearwater Offshore”). Mr. Heye is a general partner of Clearwater Fund and a trading manager of Clearwater Offshore and may be deemed to share voting and investment control over these shares.

(3)	Includes 6,053 shares of our common stock issuable pursuant to options exercisable by Lawrence Kessel, a member of our board of directors, within 60 days of June 30, 2002.
(4)
Includes 104,443 shares of our common stock held by Jay Kranzler, our chief exectutive officer, and 455,922 shares of our common stock issuable pursuant to options exercisable by Dr. Kranzler within 60 days of June 30, 2002. Also includes 41,926 shares of our common stock held by the Company’s 401(k) plan for which Dr. Kranzler, as trustee of the 401(k) plan has voting rights to such shares. Dr. Kranzler is co-trustee of The Kranzler Living Trust and may be deemed to share voting and investment control over these shares.

(5)
Includes 72,000 shares of our common stock and warrants to purchase 36,000 shares of our common stock held by Off Sands Point (“Off Sands”) and 88,000 shares of our common stock and warrants to purchase 44,000 shares of our common stock held by Sands Point Partners LP (“Sands Point”). Sands Point Capital Management LLC is the investment manager of Off Sands and Sands Point and may be deemed to have voting and investment control over the securities held by Off Sands and Sands Point.

	Shares Beneficially Owned Prior To Offering		Warrant Shares Beneficially Owned Prior To Offering		Number Of Shares Being Offered	Number Of Warrant Shares Being Offered	Shares Beneficially Owned After Offering (1)		Warrant Shares Owned After Offering(1)
Selling Stockholders	Number	Percent	Number	Percent			Number	Percent	Number	Percent
Orion Biomedical Fund, LP(6)	2,189,381	16.60%	328,899	2.49%	332,591	166,295	1,784,523	13.53%	0	*
Orion Biomedical Offshore Fund, LP(6)	2,189,381	16.60%	328,899	2.49%	72,267	36,133	1,784,523	13.53%	0	*
Perceptive Life Sciences Master Fund, Ltd.	1,528,463	11.59%	764,231	5.79%	1,528,463	764,231	0	*	0	*
Ponzio, Nicholas	25,000	*	12,500	*	25,000	12,500	0	*	0	*
Prager, Tis	30,364	*	15,182	*	30,364	15,182	0	*	0	*
PW Eucalyptus Fund, LLC	500,000	3.79%	250,000	1.89%	500,000	250,000	0	*	0	*
PW Eucalyptus Fund, Ltd	65,000	*	32,500	*	65,000	32,500	0	*	0	*
Quogue Capital LLC	200,809	1.52%	100,404	*	200,809	100,404	0	*	0	*
Riverside Contracting LLC	30,364	*	15,182	*	30,364	15,182	0	*	0	*
Rocamboli, Stephen	0	*	8,614	*	0	8,614	0	*	0	*
Rosenwald, Lindsay(6)	2,189,381	16.60%	328,899	2.49%	0	126,471	1,784,523	13.53%	0	*
Rothbaum, Wayne(7)	220,889	1.67%	368,124	2.79%	0	85,893	0	*	0	*
Saks Medscience Fund, LP	100,000	*	50,000	*	100,000	50,000	0	*	0	*
Salomon, Peter	10,000	*	5,000	*	10,000	5,000	0	*	0	*
Sands Point Partners LP(5)	160,000	1.21%	80,000	*	88,000	44,000	0	*	0	*
Sanzo, Carmine	10,000	*	5,000	*	10,000	5,000	0	*	0	*
Sanzo, Louis	10,000	*	5,000	*	10,000	5,000	0	*	0	*
Schonzeit, Andy	22,742	*	10,121	*	20,242	10,121	2,500	*	0	*
Schubach, Clark	10,121	*	5,060	*	10,121	5,060	0	*	0	*
Silber, Mitch(8)	100,000	*	307,680	2.33%	0	85,893	0	*	0	*
Stein, Jason	0	*	5,000	*	0	5,000	0	*	0	*
Strassman, Joseph and Barbara	60,728	*	30,364	*	60,728	30,364	0	*	0	*
Strauss, Gary J.	25,000	*	12,500	*	25,000	12,500	0	*	0	*
Sutter, Martin P.	20,000	*	10,000	*	20,000	10,000	0	*	0	*
Tanen, David	0	*	10,999	*	0	10,999	0	*	0	*
Tauber, Herman	80,971	*	40,485	*	80,971	40,485	0	*	0	*
Vickers Jr., George E.	20,000	*	10,000	*	20,000	10,000	0	*	0	*
Vogler, Hannah	0	*	3,000	*	0	3,000	0	*	0	*

(6)
Lindsay A. Rosenwald, MD is the managing member of Orion Biomedical GP, LLC (“Orion GP”). Orion GP is the general partner to Orion Biomedical Fund, L.P. and Orion Biomedical Offshore Fund, LP (collectively with Orion Biomedical Fund, L.P., the “Orion Funds”). Dr. Rosenwald is also chairman and sole stockholder of Paramount Capital Asset Management, Inc. (“PCAM”) which is the managing member of each of Aries Select I LLC (“Aries I”) and Aries Select II LLC (“Aries II”), each a Delaware limited liability company, and is investment manager of Aries Select, Ltd., a Cayman Island exempted company (“Aries Limited” and collectively with Aries I and Aries II, the “Aries Funds”). As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16a-(a)(1) of the Exchange Act. Additionally, Dr. Rosenwald and Orion GP may be deemed to having voting and investment control over the securities of the issuer owned by the Orion Funds under Rule 16a-(a)(1) of the Exchange Act. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, and Dr. Rosenwald and Orion GP disclaim beneficial ownership of the securities held by the Orion Onshore and Orion Offshore, except to the extent of their pecuniary interest therein, if any. The Aries Funds collectively beneficially own 1,784,523 shares of our common stock. The Orion Funds collectively own 404,858 shares of our common stock and 202,428 warrants to purchase our common stock. Dr. Rosenwald currently owns 126,471 warrants to purchase shares of our common stock.

(7)
Includes 20,080 shares of our common stock and warrants to purchase 10,040 shares of our common stock held by MDK Foundation, Inc (“MDK”), 200,809 shares of our common stock and warrants to purchase 100,404 shares our our common stock held by Quogue Capital LLC (“Quogue”), warrants to purchase 171,787 shares of our common stock held by Evolution Capital, Inc. (“Evolution”) and warrants to purchase 85,893 shares of our common stock held by Wayne Rothbaum. Wayne Rothbaum is the President of MDK and Quogue and a principal of Evolution and may be deemed to share voting and investment control over these shares.

(8)
Includes 100,000 shares of our common stock and warrants to purchase 50,000 held by Expedition Capital LLC (“Expedition”) and warrants to purchase 171,787 shares of our common stock held by Evolution Capital, Inc. (“Evolution”) and warrants to purchase 85,893 shares of our common stock held by Mitch Silber. Mitch Silber is a principal of Evolution and president of Expedition and may be deemed to share voting and investment control over these shares.

	Shares Beneficially Owned Prior to Offering		Warrant Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Warrant Shares Being Offered	Shares Beneficially Owned After Offering(1)		Warrant Shares Owned After Offering(1)
Selling Stockholders	Number	Percent	Number	Percent			Number	Percent	Number	Percent
Warnow, Brian S.	40,000	*	20,000	*	40,000	20,000	0	*	0	*
Weiser, Michael	0	*	9,357	*	0	9,357	0	*	0	*
Wider, Jedd	10,000	*	5,000	*	10,000	5,000	0	*	0	*
Widmer, Bruno	20,242	*	10,121	*	20,242	10,121	0	*	0	*
Willsey, Lance	40,000	*	20,000	*	40,000	20,000	0	*	0	*
Winchester Global Trust Company Limited	490,000	3.71%	245,000	1.85%	490,000	245,000	0	*	0	*
Young, Robert J.	22,000	*	5,000	*	10,000	5,000	12,000	*	0	*
Total					6,871,467	4,325,301

PLAN OF DISTRIBUTION

The selling stockholders may sell the resale shares from time to time in one or more transactions at:

•	fixed prices;

•	market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

•	a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions; and

•	a combination of any of the above transactions.

We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

•	the name of the selling security holder and the participating broker-dealer;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer;

•	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus;

•	information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

In addition, if a security holder notifies us that a donee or pledgee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out their short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

Broker-dealers or agents may receive compensation from selling stockholders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions. Broker-dealers, agents or the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to use our best efforts to keep this prospectus effective until the earlier of (i) the second anniversary of the first date on which none of the warrants to purchase our common stock received by the selling stockholders in the private placement remain unexercised or unexpired or (ii) the date all the shares of our common stock held by the selling stockholders purchased in the private placement and all the shares of our common stock issuable upon exercise of warrants purchased in the private placement held by the selling stockholders may be resold under Rule 144 under the Securities Act during any 90 day period. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all costs, expenses and fees associated with the registration of the resale shares. The selling stockholders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Cooley Godward LLP will give its opinion that the shares of common stock offered in this prospectus have been validly issued and are fully paid and non-assessable.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

CYPRESS BIOSCIENCE, INC.

PROSPECTUS

July        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

Amount to Be Paid
SEC registration statement filing fee	$3,750
Nasdaq SmallCap Market listing fee	$22,500
Legal fees and expenses	$100,000
Accounting fees and expenses	$5,000
Miscellaneous	$250

Total	$131,500

Item 15.    Indemnification of officers and directors.

Under Section 145 of the Delaware General Corporation Law, or the DGCL, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.    Exhibits.

(a)  Exhibits.

Exhibit No.	Description

4.1	Securities Purchase Agreement between the Registrant and each selling stockholder dated February 19, 2002.(1)

4.2	Form of Warrant to Purchase Common Stock.(2)

5.1*	Opinion of Cooley Godward LLP.

23.1**	Consent of Ernst & Young LLP, Independent Auditors.

23.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 21, 2002.
(2)	Incorporated by reference to Exhibit 4.2 to Form 8-K filed on February 21, 2002.
*	Previously Filed
**	Filed Herewith

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 25, 2002.

CYPRESS BIOSCIENCE INC.

By:	/S/ JAY D. KRANZLER, M.D., PH.D
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

By:	/S/ SABRINA MARTUCCI JOHNSON
Chief Financial Officer and Vice President (Principal Financial Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY D. KRANZLER, M.D., PH.D. Jay D. Kranzler, M.D., Ph.D.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 25, 2002

/s/ SABRINA MARTUCCI JOHNSON Sabrina Martucci Johnson	Chief Financial Officer and Vice President (Principal Financial Officer)	July 25, 2002

/s/ JACK H. VAUGHN* Jack H. Vaughn	Director	July 25, 2002

/s/ SAMUEL D. ANDERSON* Samuel D. Anderson	Director	July 25, 2002

/s/ LARRY J. KESSEL, M.D.* Larry J. Kessel, M.D.	Director	July 25, 2002

/s/ CHARLES NEMEROFF, M.D., PH.D.* Charles Nemeroff, M.D., Ph.D.	Director	July 25, 2002

Signature	Title	Date

/s/ MARTIN B. KELLER, M.D* Martin B. Keller, M.D	Director	July 25, 2002

/s/ SHELDON DROBNY* Sheldon Drobny	Director	July 25, 2002

*By:	/S/ JAY D. KRANZLER
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Securities Purchase Agreement between the Registrant and each selling stockholder dated February 19, 2001.(1)

4.2	Form of Warrant to Purchase Common Stock(2)

5.1*	Opinion of Cooley Godward LLP.

23.1**	Consent of Ernst & Young LLP, Independent Auditors.

23.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1

24.1*	Power of Attorney. Reference is made to page II-4.

(1)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 21, 2002.
(2)	Incorporated by reference to Exhibit 4.2 to Form 8-K filed on February 21, 2002.
*	Previously Filed
**	Filed Herewith